                                                                    EXHIBIT 11.1

              CENTENNIAL HEALTHCARE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   THREE MONTHS ENDED    SIX MONTHS ENDED
                                                                        JUNE 30,            JUNE 30,
                                                                     1998       1997       1998     1997
                                                                    -----      ------     ------   ------
Income before dividends and accretion on preferred stock.........  $ 3,834     $1,884    $ 7,660   $ 3,125
Dividends and accretion of preferred stock.......................        -       (432)              (1,219)
                                                                   -------     ------    -------   -------
Income applicable to common stock................................  $ 3,834     $1,452    $ 7,660    $1,906

Weighted average common shares outstanding.......................   11,910      4,789     11,888     4,799

BASIC EARNINGS PER COMMON SHARE..................................  $  0.32     $ 0.30    $  0.64    $ 0.40
                                                                   =======     ======    =======    ======

Income applicable to common stock................................  $ 3,834     $1,452    $ 7,660    $1,906
Interest savings on convertible debt (net of tax)................       24          -         48         -
                                                                   -------     ------    -------   -------
Income applicable to common stock................................  $ 3,858     $1,452    $ 7,708    $1,906

Weighted average common shares outstanding.......................   11,910      4,789     11,888     4,799
Dilutive effect of stock options.................................      180         39        200        38
Conversion of convertible debt...................................      125          -        125         -
                                                                   -------     ------    -------   -------
Average diluted common shares outstanding........................   12,215      4,828     12,213     4,837

DILUTED EARNINGS PER COMMON SHARE................................  $  0.32     $ 0.30    $  0.63    $ 0.39
                                                                   =======     ======    =======    ======
